Exhibit 99.1

[ONEOK LOGO]	News

March 1, 2004	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Andrea Chancellor
918-588-7570

ONEOK closes on pipeline assets sale to Enbridge

Tulsa, Okla. – Palo Duro Pipeline Company, Inc. a subsidiary of ONEOK, Inc. (NYSE: OKE) today closed on the sale of 400 miles of natural gas transmission and gathering pipelines and compression to an affiliate of Houston-based Enbridge Energy Partners L.P. The sale price was approximately $13 million.

The sale, which was first announced last month, included approximately 400 miles of natural gas transmission and gathering pipelines and approximately 5,200 horsepower of compression. The pipeline originates in Hemphill County and terminates south in Coke County, Texas. Current throughput is approximately 18,000 MMBtus of natural gas per day. However, under current conditions the pipeline can transport up to 75,000 MMBtus per day.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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